EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-        ) and related Prospectus of Bimini Mortgage Management, Inc. for the registration of $500,000,000 of its Class A Common Stock, preferred stock, depositary shares, debt securities and warrants and to the incorporation by reference therein of our report dated January 26, 2005, with respect to the financial statements of Bimini Mortgage Management, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
(Certified Public Accountants)

Miami, Florida
September 13, 2005